Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

Reports Another Solid Quarterly Performance, Out Earning the Total Distribution by 41% and Achieving a $0.49 per Share Increase in NAV

Announces Fourth Quarter 2023 Base Distribution of $0.34 per Share

For Immediate Release

NEW YORK, November 9, 2023 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the third quarter ended September 30, 2023 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on November 6, 2023, its co-chief executive officers declared a fourth quarter 2023 regular distribution of $0.34 per share payable on December 15, 2023 to shareholders of record as of December 1, 2023.

THIRD QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended September 30, 2023 were $0.55 per share and $0.87 per share, respectively;

•	Net asset value per share was $15.80 as of September 30, 2023 compared to $15.31 as of June 30, 2023, an increase of $0.49 per share, or 3.2%. The increase was primarily due to the Company out earning its distribution for the period and mark-to-market adjustments to the Company’s portfolio;

•	As of September 30, 2023, the Company had $1,008 million of total principal amount of debt outstanding, of which 72% was comprised of senior secured bank debt and 28% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.03x as of September 30, 2023 compared to 1.04x as of June 30, 2023;

•	As of September 30, 2023, the Company had total investments at fair value of $1,728 million in 109 portfolio companies across 24 industries. The investment portfolio was comprised of 87.8% senior secured loans, including 85.7% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $93 million, funded previously unfunded commitments of $10 million, and had sales and repayments totaling $96 million, resulting in a net increase to the Company's funded portfolio of $7 million;

•	As of September 30, 2023, investments on non-accrual status amounted to 1.0% and 3.8% of the total investment portfolio at fair value and amortized cost, respectively, which are down from 1.7% and 4.8%, respectively, as of June 30, 2023; and

•	During the quarter, the Company repurchased 168,023 shares of its common stock under its 10b5-1 trading plan at an average price of $10.71 per share for a total repurchase amount of $1.8 million. Through September 30, 2023, the Company repurchased a total of 2,493,645 shares of its common stock under its 10b5-1 trading plan at an average price of $9.65 per share for a total repurchase amount of $24.1 million.

DISTRIBUTIONS

•	For the quarter ended September 30, 2023, the Company paid a regular quarterly distribution totaling $18.6 million, or $0.34 per share, and declared supplemental distributions of (a) $2.7 million, or $0.05 per share, which was paid on October 16, 2023 and (b) $0.05 per share, payable on January 15, 2024 to shareholders of record as of December 29, 2023.

SUBSEQUENT EVENTS

•	On October 10, 2023, the Company completed a private offering in Israel pursuant to which the Company issued approximately $33.1 million of its additional unsecured Series A Notes due 2026, which bear interest at a floating rate equal to SOFR plus a credit spread of 3.82% per year payable quarterly; and

•	On November 8, 2023, the Company completed a private offering pursuant to which the Company issued $100 million of its unsecured notes due 2027, which bear interest at a floating rate equal to the three-month SOFR plus a credit spread of 4.75% per year and subject to a 2.00% SOFR floor payable quarterly.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“We are pleased to have delivered another strong quarter, supported by NII out-earning the dividends and quarterly NAV growth. Our credit performance remains robust, with a decline in non-accruals, down to 1.03% of fair value, and 99% of our portfolio is risk-rated at 3 or higher. We continue to focus on first lien loans to true middle-market companies and have once again demonstrated our ability to access the lending markets, expanding our unsecured debt offering, and maintaining a conservative approach to leverage—all while delivering strong returns to our investors. As we look ahead, CION is strategically positioned to deliver robust returns to shareholders."

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	September 30, 2023		June 30, 2023
Investment portfolio, at fair value[1]	$1,727,943		$1,687,691
Total debt outstanding[2]	$1,008,212		$985,712
Net assets	$860,760		$836,364
Net asset value per share	$15.80		$15.31
Debt-to-equity	1.17	x	1.18	x
Net debt-to-equity	1.03	x	1.04	x

	Three Months Ended
(in thousands, except share and per share data)	September 30, 2023	June 30, 2023
Total investment income	$67,540	$58,496
Total operating expenses and income tax expense	$37,550	$35,080
Net investment income after taxes	$29,990	$23,416
Net realized losses	$(8,123)	$(18,928)
Net unrealized gains	$25,606	$23,406
Net increase in net assets resulting from operations	$47,473	$27,894

Net investment income per share	$0.55	$0.43
Net realized and unrealized gains per share	$0.32	$0.08
Earnings per share	$0.87	$0.51

Weighted average shares outstanding	54,561,367	54,788,740
Distributions declared per share	$0.39	$0.34

Total investment income for the three months ended September 30, 2023 and June 30, 2023 was $67.5 million and $58.5 million, respectively. The increase in investment income was primarily driven by make-whole payments received on certain investments during the three months ended September 30, 2023.

Operating expenses for the three months ended September 30, 2023 and June 30, 2023 were $37.6 million and $35.1 million, respectively. During the quarter ended September 30, 2023, the Company incurred higher advisory fees due to an increase in investment income and higher interest expense because of an increase in SOFR and LIBOR rates as compared to the quarter ended June 30, 2023.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended September 30, 2023 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$96,427	100%	$96,283	100%
Senior secured second lien debt	—	—	5	—
Collateralized securities and structured products - equity	—	—	86	—
Equity	377	—	—	—
Total	$96,804	100%	$96,374	100%

During the three months ended September 30, 2023, new investment commitments were made across 3 new and 11 existing portfolio companies. During the same period, the Company received the full repayment on investments in 5 portfolio companies and sold all investments in 1 portfolio company. As a result, the number of portfolio companies decreased from 112 as of June 30, 2023 to 109 as of September 30, 2023.

PORTFOLIO SUMMARY1

As of September 30, 2023, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,481,498	85.7%
Senior secured second lien debt	36,114	2.1%
Collateralized securities and structured products - equity	1,224	0.1%
Unsecured debt	14,631	0.8%
Equity	194,476	11.3%
Total	$1,727,943	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	September 30, 2023		June 30, 2023
Number of portfolio companies	109		112
Percentage of performing loans bearing a floating rate[3]	92.5%		92.2%
Percentage of performing loans bearing a fixed rate[3]	7.5%		7.8%
Yield on debt and other income producing investments at amortized cost[4]	13.04%		12.38%
Yield on performing loans at amortized cost[4]	13.55%		13.10%
Yield on total investments at amortized cost	11.81%		11.45%
Weighted average leverage (net debt/EBITDA)[5]	4.78	x	4.83	x
Weighted average interest coverage[5]	1.93	x	2.00	x
Median EBITDA[6]	$33.7 million		$35.0 million

As of September 30, 2023, investments on non-accrual status represented 1.0% and 3.8% of the total investment portfolio at fair value and amortized cost, respectively. As of June 30, 2023, investments on non-accrual status represented 1.7% and 4.8% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2023, the Company had $1,008 million of total principal amount of debt outstanding, comprised of $722 million of outstanding borrowings under its senior secured credit facilities and $286 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 8.3% for the quarter ended September 30, 2023. As of September 30, 2023, the Company had $124 million in cash and short-term investments and $103 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Thursday, November 9, 2023 at 11:00 am Eastern Time to discuss its financial results for the third quarter ended September 30, 2023. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation 2023 Third Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $8.0 million and $9.0 million as of September 30, 2023 and June 30, 2023, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2023	June 30, 2023
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,555,700 and $1,583,865, respectively)	$1,508,505	$1,510,372
Non-controlled, affiliated investments (amortized cost of $207,222 and $204,248, respectively)	201,617	198,084
Controlled investments (amortized cost of $132,900 and $76,900, respectively)	134,755	80,006
Total investments, at fair value (amortized cost of $1,895,822 and $1,865,013, respectively)	1,844,877	1,788,462
Cash	6,805	11,515
Interest receivable on investments	40,378	33,200
Receivable due on investments sold and repaid	2,646	997
Dividends receivable on investments	82	—
Prepaid expenses and other assets	1,552	608
Total assets	$1,896,340	$1,834,782

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $8,001 and $8,976, respectively)	$1,000,211	$976,737
Payable for investments purchased	9,663	—
Accounts payable and accrued expenses	1,510	1,344
Interest payable	7,238	8,183
Accrued management fees	6,741	6,546
Accrued subordinated incentive fee on income	6,362	4,967
Accrued administrative services expense	1,064	574
Share repurchases payable	67	67
Shareholder distribution payable	2,724	—
Total liabilities	1,035,580	998,418

Commitments and contingencies

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 54,477,427 and 54,645,571 shares issued, and 54,464,804 and 54,632,827 shares outstanding, respectively	54	55
Capital in excess of par value	1,035,929	1,037,729
Accumulated distributable losses	(175,223)	(201,420)
Total shareholders' equity	860,760	836,364
Total liabilities and shareholders' equity	$1,896,340	$1,834,782
Net asset value per share of common stock at end of period	$15.80	$15.31

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2023	2022	2023	2022	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$51,032	$37,336	$140,917	$100,079	$140,560
Paid-in-kind interest income	6,608	6,876	15,736	16,095	22,737
Fee income	2,447	4,542	4,744	8,045	9,019
Dividend income	82	57	82	103	103
Non-controlled, affiliated investments
Paid-in-kind interest income	2,471	1,174	5,953	3,493	6,204
Interest income	1,341	1,949	5,549	4,517	5,865
Dividend income	13	13	3,946	66	79
Fee income	35	19	2,432	525	525
Controlled investments
Interest income	1,413	2,197	5,304	6,066	6,049
Dividend income	—	—	4,250	—	1,275
Paid-in-kind interest income	1,048	—	1,048	409	2,482
Total investment income	67,540	54,163	191,011	139,398	194,898
Operating expenses
Management fees	6,741	6,942	19,963	20,436	27,361
Administrative services expense	996	733	2,743	2,234	3,348
Subordinated incentive fee on income	6,362	5,421	17,662	13,645	18,710
General and administrative	1,931	2,027	5,960	5,961	7,278
Interest expense	21,757	13,469	61,533	32,769	49,624
Total operating expenses	37,787	28,592	107,861	75,045	106,321
Net investment income before taxes	29,753	25,571	83,150	64,353	88,577
Income tax (benefit) expense, including excise tax	(237)	14	(114)	25	372
Net investment income after taxes	29,990	25,557	83,264	64,328	88,205
Realized and unrealized gains (losses)
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	(8,123)	4,267	(31,576)	4,475	(11,217)
Non-controlled, affiliated investments	—	(21,433)	—	(21,530)	(21,530)
Foreign currency	—	(3)	—	(3)	(3)
Net realized losses	(8,123)	(17,169)	(31,576)	(17,058)	(32,750)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	26,298	(669)	8,608	(25,646)	(19,807)
Non-controlled, affiliated investments	559	18,966	(9,136)	13,609	13,523
Controlled investments	(1,251)	7,298	(6,838)	5,373	970
Net change in unrealized appreciation (depreciation)	25,606	25,595	(7,366)	(6,664)	(5,314)
Net realized and unrealized gains (losses)	17,483	8,426	(38,942)	(23,722)	(38,064)
Net increase in net assets resulting from operations	$47,473	$33,983	$44,322	$40,606	$50,141
Per share information—basic and diluted
Net increase in net assets per share resulting from operations	$0.87	$0.60	$0.81	$0.71	$0.89
Net investment income per share	$0.55	$0.45	$1.52	$1.13	$1.56
Weighted average shares of common stock outstanding	54,561,367	56,816,992	54,817,855	56,910,773	56,556,510

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of September 30, 2023. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on November 9, 2023, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com